Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES SECOND QUARTER 2014 RESULTS

Reports Record Second Quarter Revenues and Earnings

Toronto, August 12, 2014 - SunOpta Inc. (“SunOpta” or the “Company”) (NASDAQ:STKL) (TSX:SOY), a leading global company focused on natural, organic and specialty foods, today announced financial results for the second quarter ended July 5, 2014. All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

Second Quarter 2014 Highlights

  Revenues of $338.3 million, an increase of 8.7% on a consolidated basis, and 12.6% within SunOpta Foods after excluding the impact of changes in commodity prices and foreign exchange rates
  Operating income¹ of $16.8 million, or 5.0% of revenues
  EBITDA¹ of $22.7 million, or 6.7% of revenues
  Earnings from continuing operations of $8.7 million, or $0.13 per diluted common share
  Cash provided by operations of $33.2 million

  (comparisons above are to the quarter ended June 29, 2013)

“We continued to see the benefits of our operational realignment and re-positioned go-to-market strategy in the second quarter, leading to record revenues and earnings for the Company,” commented Steve Bromley, Chief Executive Officer of SunOpta. “During the quarter we realized strong revenue growth and improved operating income as a percentage of revenues, consistent with our stated objectives of growing our top line while at the same time improving our margin profile.

Year-to-date 2014 Highlights

  Revenues of $671.8 million, an increase of 13.1% on a consolidated basis, and 14.4% within SunOpta Foods after excluding the impact of changes in commodity prices and foreign exchange rates
  Operating income¹ of $28.8 million, or 4.3% of revenues
  EBITDA¹ of $40.6 million, or 6.0% of revenues
  Earnings from continuing operations of $15.3 million, or $0.23 per diluted common share

  (comparisons above are to the two quarters ended June 29, 2013)

Bromley continued, “We continue to believe that interest in healthy eating is a key long term global trend and we are well positioned to capitalize on future growth via our integrated natural and organic foods platform. Our management team remains focused on our three core strategies of becoming a pure-play natural and organic foods company, growing our value-added consumer products and ingredients portfolio, and leveraging our integrated platform in support of our long-term financial targets.”

Second Quarter 2014 Results

Revenues increased 8.7% to a record $338.3 million compared to $311.2 million in the second quarter of 2013. Excluding the impact of changes in commodity prices and foreign exchange rates, consolidated revenues increased 10.5% and SunOpta Foods revenues increased 12.6% versus the prior year. All core foods operating segments realized increased revenues versus the prior year. The increase in revenues was led by higher demand for internationally sourced organic raw materials both domestically and abroad, and continued growth in consumer packaged categories including aseptic beverages, frozen foods, and re-sealable pouch products. This growth more than offset lower commodity grain sales and declines within Opta Minerals Inc.

Operating income¹ was $16.8 million, or 5.0% of revenues, compared to $13.3 million, or 4.3% of revenues in the second quarter of 2013. SunOpta Foods operating income, including corporate services, was $15.2 million, or 5.0% of revenues, compared to $12.4 million, or 4.5% of revenues in the prior year. The growth in operating income was driven by increased volume and margins on organic raw materials, increased volume of consumer products including aseptic beverages and healthy snacks, improved performance in sunflower operations, as well as improved margins at Opta Minerals as a result of cost reductions and product mix. These positive factors were partially offset by margin pressure experienced in value-added ingredients as a result of decreased production volumes, lower organic feed and specialty corn margins, and increased corporate costs to drive efficiency in the operating segments.

Earnings from continuing operations for the second quarter of 2014 were $8.7 million, or $0.13 per diluted common share, compared to a loss of $15.3 million, or $0.23 per common share, during the second quarter of 2013. Included in the results for the second quarter of 2013 was a non-cash impairment charge of $21.5 million after tax, or $0.32 per common share, related to a write-down of the Company’s investment in Mascoma Corporation. Excluding this charge and the impact of discontinued operations, earnings from continuing operations for the second quarter of 2013 were $0.10 per diluted common share.

EBITDA¹ was $22.7 million in the second quarter of 2014, compared to $18.7 million in the prior year.

Year-to-date 2014 Results

Revenues increased 13.1% to a record $671.8 million, compared to $594.0 million in the first half of 2013. The increase in consolidated revenues was driven by strong demand for internationally sourced organic raw materials, continued growth in consumer packaged categories including aseptic beverages, frozen foods, and re-sealable pouch products, as well as new value-added ingredient business. This growth more than offset lower commodity grain sales and declines within Opta Minerals Inc. Fiscal 2014 will be a 53-week year, and the extra week fell in the first quarter, resulting in a 27-week first half versus 26 weeks in the prior year. Excluding the extra week of sales, as well as the impact of changes in commodity prices and foreign exchange rates, revenues in SunOpta Foods increased 14.4% versus the prior year and consolidated revenues increased 12.1% .

Operating income¹ for the first half of 2014 was $28.8 million, or 4.3% of revenues, compared to $24.0 million, or 4.0% of revenues, in the first half of 2013. Operating earnings were driven by increased volume and margins on organic raw materials, improved performance in the sunflower category, and increased volume of consumer products including aseptic beverages, frozen foods and healthy snacks, offset by margin pressure experienced in Opta Minerals due to cyclical market weakness, lower organic feed margins, and increased corporate costs to drive efficiency in the operating segments.

Earnings for the first half of 2014 were $15.3 million, or $0.23 per diluted common share, compared to a loss of $10.2 million, or $0.15 per common share, during the first half of 2013 due mainly to the $21.5 million non-cash impairment of the Company’s investment in Mascoma Corporation recognized in the prior year. Excluding this charge and the impact of discontinued operations, first half earnings for 2013 were $0.17 per diluted common share.

EBITDA¹ was $40.6 million in the first half of 2014, compared to $34.8 million in the prior year.

Balance Sheet

The Company’s balance sheet remains strong and at July 5, 2014 reflected a net debt to equity ratio of 0.49 to 1.00. Cash provided by operations was $33.2 million during the second quarter, a record for the Company, and $20.6 million for the first half of 2014, reflecting improved earnings and working capital efficiency. At July 5, 2014, the Company had total debt outstanding of $174.0 million, net debt of $167.3 million, total assets of $703.0 million, shareholders’ equity of $344.1 million and a net book value of $5.14 per outstanding share.

Conference Call

The Company plans to host a conference call at 9:00 A.M. Eastern Time on Wednesday, August 13, 2014 to discuss the results for the second quarter of 2014 and recent corporate developments. After opening remarks, there will be a question and answer period. This conference call can be accessed via a link at the Company’s website at www.sunopta.com. To listen to the live call over the Internet, please go to the Company’s website at least 15 minutes early to register, download and install any necessary audio software. Additionally, the call may be accessed with the toll free dial-in number (877) 312-9198 or international dial-in number (631) 291-4622. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at the Company’s website.

1See discussion of non-GAAP measures

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on natural, organic and specialty foods products. The Company specializes in sourcing, processing and packaging of natural and organic food products, integrated from seed through packaged products; with a focus on strategically vertically integrated business models. The Company's core natural and organic food operations focus on value-added grains, fiber and fruit based product offerings, supported by a global infrastructure. The Company has two non-core holdings, a 66.0% ownership position in Opta Minerals Inc., listed on the Toronto Stock Exchange, a producer, distributor, and recycler of environmentally friendly industrial materials; and a minority ownership position in Mascoma Corporation, an innovative biofuels company.

The SunOpta Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3958

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, the expected benefits of our operational realignment, our positioning to capitalize on future industry growth trends and our continued focus on our three core strategies. The terms and phrases "continue", "well-positioned", "believe", “remains”, leveraging" and other similar terms and phrases are intended to identify these forward looking statements. Forward looking statements are based on information available to us on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors the Company believes are appropriate in the circumstances including, but not limited to, general economic conditions, consumer interest in health and wellness, product pricing levels, current customer demand, planned facility and operational expansions, competitive intensity, cost rationalization and product development initiatives. Whether actual timing and results will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to, global economic conditions, consumer spending patterns and changes in market trends, decreases in customer demand, delayed or unsuccessful product development efforts, potential product recalls, working capital management and continuous improvement initiatives, availability and pricing of raw materials and supplies, potential covenant breaches under our credit facilities and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized.

For further information, please contact:

SunOpta Inc.

Steve Bromley, CEO
Robert McKeracher, Vice President & CFO
Susan Wiekenkamp, Information Officer
Tel: 905-455-2528, ext 103
susan.wiekenkamp@sunopta.com
Website: www.sunopta.com

SunOpta Inc.
Consolidated Statements of Operations
For the quarter and two quarters ended July 5, 2014 and June 29, 2013
(Unaudited)
(Expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended		Two quarters ended
	July 5, 2014	June 29, 2013	July 5, 2014	June 29, 2013
	$	$	$	$

Revenues	338,288	311,170	671,815	593,995

Cost of goods sold	294,219	274,187	590,319	522,762

Gross profit	44,069	36,983	81,496	71,233

Selling, general and administrative expenses	25,680	22,839	50,218	45,750
Intangible asset amortization	1,092	1,200	2,220	2,448
Other expense (income), net	137	647	(1,004)	1,012
Foreign exchange loss (gain)	546	(356)	223	(941)

Earnings from continuing operations before the following	16,614	12,653	29,839	22,964

Interest expense, net	2,010	2,238	4,158	3,928
Impairment loss on investment	-	21,495	-	21,495

Earnings (loss) from continuing operations before income taxes	14,604	(11,080)	25,681	(2,459)

Provision for income taxes	5,607	3,958	10,064	7,233

Earnings (loss) from continuing operations	8,997	(15,038)	15,617	(9,692)

Loss from discontinued operations, net of income taxes	-	(302)	-	(360)

Earnings (loss)	8,997	(15,340)	15,617	(10,052)

Earnings (loss) attributable to non-controlling interests	289	(59)	269	104

Earnings (loss) attributable to SunOpta Inc.	8,708	(15,281)	15,348	(10,156)

Earnings (loss) per share – basic
- from continuing operations	0.13	(0.23)	0.23	(0.15)
- from discontinued operations	-	-	-	(0.01)
	0.13	(0.23)	0.23	(0.15)

Earnings (loss) per share – diluted
- from continuing operations	0.13	(0.23)	0.23	(0.15)
- from discontinued operations	-	-	-	(0.01)
	0.13	(0.23)	0.23	(0.15)

Weighted-average number of shares outstanding (000s)
- basic	66,715	66,202	66,667	66,147
- diluted	68,458	67,514	68,058	67,346

SunOpta Inc.
Consolidated Balance Sheets
As at July 5, 2014 and December 28, 2013
(Unaudited)
(Expressed in thousands of U.S. dollars)

	July 5, 2014	December 28, 2013
	$	$

ASSETS
Current assets
Cash and cash equivalents	6,727	8,537
Accounts receivable	133,022	109,917
Inventories	255,883	274,286
Prepaid expenses and other current assets	20,266	16,067
Current income taxes recoverable	3,541	6,116
Deferred income taxes	3,950	4,806
	423,389	419,729

Investment	12,350	12,350
Property, plant and equipment	154,797	158,073
Goodwill	53,600	53,673
Intangible assets	45,178	47,991
Deferred income taxes	12,117	12,565
Other assets	1,563	1,554

	702,994	705,935

LIABILITIES
Current liabilities
Bank indebtedness	127,967	141,853
Accounts payable and accrued liabilities	125,196	129,829
Customer and other deposits	3,894	3,408
Income taxes payable	1,162	2,564
Other current liabilities	4,000	2,114
Current portion of long-term debt	6,190	6,354
Current portion of long-term liabilities	249	1,034
	268,658	287,156

Long-term debt	39,843	42,654
Long-term liabilities	1,703	3,072
Deferred income taxes	31,015	30,441
	341,219	363,323

EQUITY
SunOpta Inc. shareholders’ equity
Common shares	189,280	186,376
Additional paid-in capital	20,471	19,323
Retained earnings	131,556	116,208
Accumulated other comprehensive income	2,812	3,397
	344,119	325,304
Non-controlling interests	17,656	17,308
Total equity	361,775	342,612

	702,994	705,935

SunOpta Inc.
Consolidated Statements of Cash Flows
For the quarter and two quarters ended July 5, 2014 and June 29, 2013
(Unaudited)
(Expressed in thousands of U.S. dollars)

	Quarter ended		Two quarters ended
	July 5, 2014	June 29, 2013	July 5, 2014	June 29, 2013
	$	$	$	$

CASH PROVIDED BY (USED IN)

Operating activities
Earnings (loss)	8,997	(15,340)	15,617	(10,052)
Loss from discontinued operations	-	(302)	-	(360)
Earnings (loss) from continuing operations	8,997	(15,038)	15,617	(9,692)
Items not affecting cash:
Depreciation and amortization	5,950	5,429	11,786	10,849
Stock-based compensation	974	856	1,805	1,541
Unrealized loss (gain) on derivative instruments	(406)	199	219	942
Deferred income taxes	1,474	564	1,878	1,505
Fair value of contingent consideration	-	-	(1,373)	-
Impairment loss on investment	-	21,495		21,495
Other	(535)	(219)	(184)	103
Changes in non-cash working capital, net of businesses acquired	16,728	15,191	(9,162)	(4,985)
Net cash flows from operations - continuing operations	33,182	28,477	20,586	21,758
Net cash flows from operations - discontinued operations	-	(4,570)	-	(4,608)
	33,182	23,907	20,586	17,150

Investing activities
Purchases of property, plant and equipment	(4,063)	(14,083)	(7,287)	(21,976)
Acquisitions of businesses, net of cash acquired	-	-	-	(3,828)
Payment of contingent consideration	-	(1,074)	(800)	(1,074)
Other	(35)	(341)	44	(838)
Net cash flows from investing activities - continuing operations	(4,098)	(15,498)	(8,043)	(27,716)

Financing activities
Increase (decrease) under line of credit facilities	(29,094)	(7,857)	(13,565)	12,782
Borrowings under long-term debt	150	112	210	344
Repayment of long-term debt	(1,585)	(1,601)	(3,156)	(4,020)
Proceeds from the issuance of common shares	1,582	567	2,247	1,231
Other	19	11	(79)	(48)
Net cash flows from financing activities - continuing operations	(28,928)	(8,768)	(14,343)	10,289

Foreign exchange gain (loss) on cash held in a foreign currency	(66)	110	(10)	(103)
Increase (decrease) in cash and cash equivalents in the period	90	(249)	(1,810)	(380)

Cash and cash equivalents - beginning of the period	6,637	6,709	8,537	6,840
Cash and cash equivalents - end of the period	6,727	6,460	6,727	6,460

SunOpta Inc.
Segmented Information
For the quarter and two quarters ended July 5, 2014 and June 29, 2013
Unaudited
(Expressed in thousands of U.S. dollars)

	Quarter ended		Two quarters ended
	July 5, 2014	June 29, 2013	July 5, 2014	June 29, 2013
	$	$	$	$
Segment revenues from external customers:
Global Sourcing and Supply	157,466	144,900	300,824	269,809
Value Added Ingredients	33,562	33,043	71,310	64,548
Consumer Products	112,017	95,765	229,893	185,951
SunOpta Foods	303,045	273,708	602,027	520,308
Opta Minerals	35,243	37,462	69,788	73,687
Total segment revenues from external customers	338,288	311,170	671,815	593,995

Segment operating income (loss):
Global Sourcing and Supply	8,360	4,052	11,418	5,725
Value Added Ingredients	1,290	1,953	3,637	3,953
Consumer Products	8,164	8,279	16,100	14,230
SunOpta Foods	17,814	14,284	31,155	23,908
Opta Minerals	1,571	903	2,596	3,366
Corporate Services	(2,634)	(1,887)	(4,916)	(3,298)
Total segment operating income	16,751	13,300	28,835	23,976

Segment operating income percentage:
Global Sourcing and Supply	5.3%	2.8%	3.8%	2.1%
Value Added Ingredients	3.8%	5.9%	5.1%	6.1%
Consumer Products	7.3%	8.6%	7.0%	7.7%
SunOpta Foods	5.9%	5.2%	5.2%	4.6%
Opta Minerals	4.5%	2.4%	3.7%	4.6%
Total segment operating income	5.0%	4.3%	4.3%	4.0%

(Segment operating income (loss) is defined as "Earnings from continuing operations before the following" excluding the impact of "Other expense (income), net".)

1Non-GAAP Measures

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides information regarding segment operating income and earnings before interest, taxes, depreciation and amortization (“EBITDA”) as additional information about its operating results, which are not measures in accordance with U.S. GAAP. The Company believes that these non-GAAP measures assist investors in comparing performance across reporting periods on a consistent basis by excluding items that are not indicative of the Company’s core operating performance. The non-GAAP measures of segment operating income and EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

The Company defines segment operating income as “earnings from continuing operations before the following” excluding the impact of other income/expense items; and EBITDA as segment operating income plus depreciation and amortization. The following is a tabular presentation of segment operating income and EBITDA, including a reconciliation to earnings from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure:

	Quarter ended		Two quarters ended
	July 5, 2014	June 29, 2013	July 5, 2014	June 29, 2013
	$	$	$	$

Earnings (loss) from continuing operations	8,997	(15,038)	15,617	(9,692)

Provision for income taxes	5,607	3,958	10,064	7,233
Interest expense, net	2,010	2,238	4,158	3,928
Other expense (income), net	137	647	(1,004)	1,012
Impairment loss on investment	-	21,495	-	21,495
Total segment operating income	16,751	13,300	28,835	23,976
Depreciation and amortization	5,950	5,429	11,786	10,849
EBITDA	22,701	18,729	40,621	34,825